Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS THIRD QUARTER
2009 RESULTS
RALEIGH, NC — November 4, 2009, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial results for the third quarter of 2009.
Commenting on the quarter, Garland S. Tucker, III, President and CEO, stated, “After a relatively slow start to the year in terms of investment opportunities, we closed three new transactions totaling over $18 million in the third quarter. While we have been very pleased with the cost saving measures implemented by our portfolio companies, the current operating environment continues to be challenging. As we move into 2010, revenue growth will become a primary focus for most companies.”
Third Quarter 2009 Results
Total investment income during the third quarter of 2009 was $7.1 million, compared to total investment income of $5.9 million for the third quarter of 2008, representing an increase of 20.9%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2008 and 2009 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind interest income of approximately $1.1 million.
Net investment income during the third quarter of 2009 was $3.7 million, compared to net investment income of $3.2 million for the third quarter of 2008, representing an increase of 15.8%. Net investment income per share during the third quarter of 2009 was $0.41 compared to $0.46 during the third quarter of 2008.
The Company’s net decrease in net assets resulting from operations was $0.8 million during the third quarter of 2009, as compared to a net increase in net assets resulting from operations of $2.5 million during the third quarter of 2008. The Company’s net decrease in net assets resulting from operations was $0.09 per share during the third quarter of 2009 as compared to a net increase in net assets resulting from operations of $0.36 per share during the third quarter of 2008.
The Company’s net asset value per share at September 30, 2009, was $10.60 as compared to $11.31 per share at June 30, 2009 and $11.07 per share on August 12, 2009, after the completion of the Company’s public offering of 1,495,000 shares of its common stock. As of September 30, 2009, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.4%.

Liquidity and Capital Resources
At September 30, 2009, the Company had cash and cash equivalents totaling $33.4 million.
“With over $33 million in cash on hand and approximately $35 million in available SBA leverage as of September 30, 2009, Triangle is fortunate to be in a very healthy liquidity position. This financial strength provides us significant flexibility as we continue to navigate the current operating environment,” commented Steven C. Lilly, Chief Financial Officer.
As of September 30, 2009, the Company had non-callable, 10-year, fixed rate Small Business Administration (“SBA”) guaranteed debentures totaling $115.1 million. The Company has the ability to issue additional SBA-guaranteed debentures of $34.9 million under its existing SBIC license. In addition, the Company has applied for a second SBIC license, which would allow the Company to issue up to an additional $75.0 million in SBA-guaranteed debentures.
On August 7, 2009, Triangle filed a prospectus supplement pursuant to which 1,300,000 shares of common stock were offered for sale at a price to the public of $10.42 per share. In addition, the underwriters involved were granted an overallotment option to purchase an additional 195,000 shares of common stock at the same public offering price. Pursuant to this offering, all shares (including the overallotment option shares) were sold and delivered on August 12, 2009 resulting in net proceeds to Triangle, after underwriting discounts and offering expenses, of approximately $14.6 million.
Dividend Information
On September 23, 2009, Triangle announced that its board of directors had declared a cash dividend of $0.41 per share. This was the Company’s eleventh consecutive quarterly dividend since its initial public offering in February, 2007, and reflected a 2.5% increase over the second quarter of 2009 and a 7.9% increase over the third quarter of 2008. The dividend was payable as follows:
Record Date: October 8, 2009
Payment Date: October 22, 2009
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity
During the third quarter of 2009, Triangle made three new investments totaling $18.8 million. The Company also received partial principal repayments from three portfolio companies totaling approximately $2.4 million and received payment in kind interest repayments totaling approximately $1.1 million in the third quarter of 2009. New investments since June 30, 2009, are summarized as follows:
On July 30, 2009, Triangle made a $7.5 million subordinated debt investment in Frozen Specialties, Inc. (“FSI”). FSI is a leading manufacturer of private label frozen pizzas and pizza bites, sold primarily through the retail grocery channel.
On September 17, 2009, the Company closed a $5.8 million subordinated debt investment in Grindmaster-Cecilware Corporation (“Grindmaster-Cecilware”). Grindmaster-Cecilware is a leading designer, manufacturer and distributor of a broad line of beverage dispensing, cooking, and other equipment for the foodservice market.
On September 22, 2009, Triangle made a $5.5 million subordinated debt and equity investment in Technology Crops International (“TCI”). TCI works with customers to develop and maintain supply chains for high value, plant derived oils and oil seeds used as manufacturing ingredients in the food, chemical, cosmetics and pharmaceutical industries.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 – $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
# # #

TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Investments at fair value:
Non—Control / Non—Affiliate investments (cost of $135,212,872 and $138,413,589 at September 30, 2009 and December 31, 2008, respectively)	$127,517,222	$135,712,877
Affiliate investments (cost of $55,100,201 and $30,484,491 at September 30, 2009 and December 31, 2008, respectively)	49,780,689	33,894,556
Control investments (cost of $11,558,825 and $11,253,458 at September 30, 2009 and December 31, 2008, respectively)	11,093,125	12,497,858

Total investments at fair value	188,391,036	182,105,291
Cash and cash equivalents	33,414,295	27,193,287
Interest and fees receivable	365,532	679,828
Prepaid expenses and other current assets	276,297	95,325
Deferred financing fees	3,470,600	3,545,410
Property and equipment, net	34,503	48,020

Total assets	$225,952,263	$213,667,161

Liabilities
Accounts payable and accrued liabilities	$1,450,875	$1,608,909
Interest payable	570,519	1,881,761
Deferred revenue	112,500	—
Dividends payable	4,029,456	2,766,945
Taxes payable	24,899	30,436
Deferred income taxes	437,827	843,947
SBA guaranteed debentures payable	115,110,000	115,110,000

Total liabilities	121,736,076	122,241,998

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 9,827,942 and 6,917,363 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively)	9,828	6,917
Additional paid-in capital	115,370,671	87,836,786
Investment income in excess of distributions	1,902,083	2,115,157
Accumulated realized gains on investments	852,293	356,495
Net unrealized appreciation (depreciation) of investments	(13,918,688)	1,109,808

Total net assets	104,216,187	91,425,163

Total liabilities and net assets	$225,952,263	$213,667,161

Net asset value per share	$10.60	$13.22

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Investment income:
Loan interest, fee and dividend income:
Non—Control / Non—Affiliate investments	$3,850,305	$3,447,176	$12,252,053	$8,166,903
Affiliate investments	1,374,819	936,965	3,215,690	2,572,546
Control investments	232,575	315,408	713,553	1,194,603

Total loan interest, fee and dividend income	5,457,699	4,699,549	16,181,296	11,934,052

Paid—in—kind interest income:
Non—Control / Non—Affiliate investments	711,882	840,543	2,322,402	1,709,348
Affiliate investments	600,532	175,491	978,568	489,005
Control investments	122,738	96,393	286,816	356,700

Total paid—in—kind interest income	1,435,152	1,112,427	3,587,786	2,555,053
Interest income from cash and cash equivalent investments	203,792	57,661	408,464	264,607

Total investment income	7,096,643	5,869,637	20,177,546	14,753,712

Expenses:
Interest expense	1,749,593	1,125,469	5,137,159	2,586,279
Amortization of deferred financing fees	90,500	64,596	268,810	160,765
General and administrative expenses	1,538,693	1,467,866	4,766,841	4,338,825

Total expenses	3,378,786	2,657,931	10,172,810	7,085,869

Net investment income	3,717,857	3,211,706	10,004,736	7,667,843

Net realized gains on investments — Non-Control/Non-Affiliate	—	51,089	848,164	51,089
Net unrealized appreciation (depreciation) of investments	(4,504,933)	(736,636)	(15,028,496)	(1,376,704)

Total net gain (loss) on investments before income taxes	(4,504,933)	(685,547)	(14,180,332)	(1,325,615)
Income tax benefit (expense)	8,417	(49,813)	(38,277)	(251,984)

Net increase (decrease) in net assets resulting from operations	$(778,659)	$2,476,346	$(4,213,873)	$6,090,244

Net investment income per share — basic and diluted	$0.41	$0.46	$1.25	$1.12

Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$(0.09)	$0.36	$(0.53)	$0.89

Dividends declared per common share	$0.41	$0.35	$1.21	$0.66

Distributions of capital gains declared per common share	$—	$—	$0.05	$—

Weighted average number of shares outstanding — basic and diluted	9,129,192	6,917,363	8,024,933	6,864,341

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2009	2008

Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(4,213,873)	$6,090,244
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(27,943,735)	(73,645,254)
Repayments received/sales of portfolio investments	9,289,106	9,060,478
Loan origination and other fees received	540,000	1,401,996
Net realized gain on investments	(848,164)	(51,089)
Net unrealized depreciation of investments	15,434,615	718,784
Deferred income taxes	(406,120)	657,919
Paid—in—kind interest accrued, net of payments received	(2,008,357)	(1,788,984)
Amortization of deferred financing fees	268,810	160,765
Recognition of loan origination and other fees	(443,135)	(309,140)
Accretion of loan discounts	(306,075)	(95,132)
Depreciation expense	16,711	11,110
Stock-based compensation	512,448	172,189
Changes in operating assets and liabilities:
Interest and fees receivable	314,296	36,671
Prepaid expenses and other current assets	(180,972)	(65,890)
Accounts payable and accrued liabilities	(158,034)	(27,296)
Interest payable	(1,311,242)	(431,762)
Deferred revenue	112,500	—
Taxes payable	(5,537)	(52,598)

Net cash provided by (used in) operating activities	(11,336,758)	(58,156,989)

Cash flows from investing activities:
Purchases of property and equipment	(3,194)	(25,030)

Net cash used in investing activities	(3,194)	(25,030)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	—	56,100,000
Short-term borrowings	—	5,100,000
Financing fees paid	(194,000)	(2,268,025)
Proceeds from common stock offerings, net of expenses	27,091,248	—
Common stock withheld for payroll taxes upon vesting of restricted stock	(66,900)	—
Cash dividends paid	(8,917,022)	(6,606,618)
Cash distributions paid	(352,366)	—

Net cash provided by financing activities	17,560,960	52,325,357

Net increase (decrease) in cash and cash equivalents	6,221,008	(5,856,662)
Cash and cash equivalents, beginning of period	27,193,287	21,787,750

Cash and cash equivalents, end of period	$33,414,295	$15,931,088

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,448,401	$3,018,042